Exhibit 99.4

VIA EMAIL

From: William H. Bartels

To: Arthur B. Drogue

CC: Eric McCarthey, Chris Olivier, Jeff Mayer, Peter Brown, Robert G. Brown

Subject: Art reply letter

August 5, 2019

Dear Art,

Your 7/24 letter to me required the  attached formal reply.

Sorry we did not connect over the weekend, as I wanted to advise and  discuss this with you prior to sending.

Please let’s talk at your earliest convenience…………..Today is good for me.

Thank you for your consideration.

Sincerely……….bill

August 3, 2019

Mr. Arthur B. Drogue

Board Chairman

SPAR Group, Inc.

Dear Art,

Thank you for your letter of July 24, 2019. Bob and I appreciate the efforts taken to communicate your viewpoint, as we feel that communication is critical to resolving our current stalemate.

We respectfully but vehemently disagree with certain of your statements, in particular your stated assumption that Bob and I are trying to “stack the Board for [our] own personal financial gain” and “use the public company as a shield and source of funds in support of [our] future litigation matters and [our] other businesses” to the “detriment of other SGRP stockholders.” This simply is not true. We are seeking to put all of our disputes behind us and put highly qualified candidates on the Board so that SGRP can move forward and focus on its business, which would benefit all stockholders. And based on the outcome of this year’s say-on-pay vote and equity plan proposal, with at least 95% of all voted shares voting “against” those proposals, it is not just Bob and me that are dissatisfied with how things are going at SGRP.

Further, as a member of the Board, I am subject to the same fiduciary duties as you and our fellow directors. I take my duties seriously, and all of my actions have been, and will continue to be, consistent with those duties and the interests of all stockholders.

With that in mind, we would like to raise several points for consideration in response to your letter:

Director Nominations. Our election of directors to the SGRP Board and the By-Law amendments you reference are not a violation of Nasdaq rules which specifically provide in Rule 5605(e)(4) that “Independent Director oversight of director nominations shall not apply in cases where the right to nominate a director legally belongs to a third party.” We, as majority stockholders, have the legal right under Delaware law to elect directors, in which case it is our understanding that Independent Director oversight of our nominations is not required pursuant to Rule 5605(e)(4).

We are not “trying to force” Panos on the Board. Conversely, we, as majority stockholders of the Company, are exercising our fundamental right under Delaware law to elect a director to the Board. We believe Panos is highly qualified to serve on the Board given his business experience and contacts, and specifically his extensive international business experience and international relationships, his organizational knowledge of SGRP and his strong relationships with the managing directors of SGRP international subsidiaries, his significant knowledge of SGRP’s reporting systems and similar systems worldwide, his extensive knowledge of the business manager software and first hand knowledge of all the top comparable systems that exist globally, and his expertise in technology and the marketing services business. Being a “colleague and former employee” or being appointed by Bob and me does not automatically make Panos unqualified or non-independent.

Director Independence. We understand, that under Nasdaq rules, a director, in addition to meeting specified objective tests, must not have a relationship which, in the opinion of the Company’s board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq rules also indicate that “it is important for investors to have confidence that individuals serving as Independent Directors do not have a relationship with the listed Company that would impair their independence.” A key concern under Nasdaq rules is independence from management of the Company, not necessarily independence from majority stockholders, and we would ask the current members of the Board and Governance Committee to seriously consider this as they evaluate Panos and other director candidates. A significant consideration is whether directors are beholden to management. Further, any director on the Board, whether elected by Bob and me or appointed by the Board, is required to abide by fiduciary duties under Delaware law – these duties prohibit a director from acting otherwise than in the best interest of all stockholders or else face serious consequences for failure to do so.

We also appreciate that under Delaware law, independent directors should review conflicted or related party transactions. But, for Delaware law purposes, there are no bright-line rules that deem a director “not independent” for all purposes. Independence is instead determined by reference to specific board actions.

None of these listing rules or applicable law are an absolute bar to Panos serving as a director.

Removal and Retirement of Directors. Bob and I also have the right under Delaware law to vote “against” the election of any director or to remove any director. Once again you are taking issue with our exercise of the incontrovertible right of stockholders under Delaware law to elect and remove directors, whether at a stockholder meeting or by written consent.

Art, I know you and the other Board members are frustrated with the current state of affairs at SGRP, as are we. In recent months, you and I have spent countless hours trying to reach resolution on many issues, including director candidates, and any agreements we reached in principle were not honored because you indicated that management disagreed with the outcome and advised the Board that it did not have authority to sign-off on those agreements. The advice you received was incorrect – the Board has the authority to appoint directors and the Board or a committee has the authority to approve settlements, whether or not management agrees with the appointee or the settlement terms.

Let’s put these disputes behind us so we can focus on the Company’s business and increasing our stock price. Bob and I founded SGRP and successfully ran it for 40 years and have a very significant amount invested in it. Our experience and perspectives are valuable, and we ask that you give them due consideration, as opposed to writing them off as “self-interested” from the get-go. If we can’t reach agreement, Bob and I will continue to consider exercising our rights as stockholders to make the changes we believe are in the best interests of SGRP. Our sole goal is to better protect our and all stockholders’ investment in SGRP.

Sincerely,

Bill Bartels

CC: Robert Brown, SPAR Board